Exhibit 99.1
For Immediate Release

Contacts:	Norman Black
404-828-7593
Andy Dolny
404-828-8901
INTERNATIONAL, SUPPLY CHAIN & FREIGHT
DRIVE 4TH QUARTER RESULTS FOR UPS
Adjusted Earnings Per Share Up 8.7% on 6% Revenue Increase
     ATLANTA, Jan. 30, 2008 – UPS (NYSE: UPS) today reported adjusted diluted earnings per share of $1.13 for its fourth quarter, an 8.7% increase over last year. Revenue improved 6.1% driven by a double-digit increase in international export volume, growth and firm pricing in the U.S. package business and market-leading shipment gains at UPS Freight.
     During the quarter, the company announced the ratification of a new five-year agreement with the International Brotherhood of Teamsters, eight months before expiration of the existing contract. As a result, $6.1 billion was paid to withdraw approximately 45,000 UPS employees from the Central States multi-employer pension plan and expensed to the U.S. Package segment in the quarter. Including the impact of that charge, diluted earnings per share fell to a loss of $2.46 for the three-month period.
     “In 2007, UPS delivered on its forecast in an economic environment that became increasingly challenging over the year,” said UPS Chairman and CEO Scott Davis. “We achieved this through sound execution in all parts of our business. In addition, we reached an historic labor contract with the Teamsters. I would like to thank UPSers around the world for their efforts.”

			4Q 2007
Consolidated Results	4Q 2007		Adjusted		4Q 2006
Revenue	$13.4	B			$12.6	B
Operating profit (loss)	($4.25	B)	$1.85	B	$1.81	B
Operating margin	(31.8%)		13.8%		14.3%
Average volume per day	17.7	M			17.3	M
Diluted earnings (loss) per share	($2.46)		$1.13		$1.04
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     The fourth quarter produced solid growth in spite of a sluggish U.S. economy. Consolidated average daily package volume reached a record level of 17.7 million pieces, an increase of 359,000 per day. Adjusted net income for the quarter benefited from a lower effective tax rate.
     For the full year, the company delivered a record 3.97 billion packages, an average of 15.8 million per day. Consolidated revenue climbed 4.5% to $49.7 billion. Adjusted diluted earnings per share were $4.17, an increase of 8% compared to 2006 and at the midpoint of UPS’s earnings guidance for 2007. Before adjustments, operating profit equaled $578 million and diluted earnings per share totaled $0.42.
Cash Position
     UPS ended 2007 in a strong financial position. Even after the withdrawal payment to the Central States Pension Plan, for the year the company:
•	Generated cash from operations of $1.1 billion.

•	Purchased 35.9 million shares for $2.6 billion.

•	Paid $1.7 billion in dividends.

•	Invested $2.8 billion in capital expenditures.
     On Jan. 9, 2008, the company announced it had adopted a new financial policy aimed at enhancing shareowner value. UPS intends to manage its balance sheet to a target ratio within a range of 50-to-60% funds from operations to total debt. The change “will enable us to make increased investments in the business, pursue growth opportunities and undertake larger share repurchases,” said Kurt Kuehn, UPS’s chief financial officer.

			4Q 2007
U.S. Package	4Q 2007		Adjusted		4Q 2006
Revenue	$8.31	B			$8.13	B
Operating profit (loss)	($4.89	B)	$1.21	B	$1.30	B
Operating margin	(58.9%)		14.5%		15.9%
Average volume per day	15.6	M			15.4	M
     Total U.S. daily volume increased 1.4%, with ground up 1.5% and Next Day Air® gaining 2.2%. Pricing remained firm, improving 2.3%. Adjusted operating profit declined as fuel prices increased rapidly during the quarter.
     During the peak holiday shipping season, deliveries exceeded 20 million packages on five consecutive days and 22 million packages on two days.
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International Package	4Q 2007		4Q 2006
Revenue	$2.87	B	$2.44	B
Operating profit	$557	M	$514	M
Operating margin	19.4%		21.0%
Average volume per day	2.1	M	2.0	M
     Revenue increased 17.3% on daily export volume growth of 12.2%. Pricing remained firm as operating profit increased to a record high of $557 million.
     During the quarter, UPS announced an alliance with AFL in India to enhance international export service there. The company also introduced two new services for international shippers: paperless invoice and international returns. UPS is the first package carrier to offer customers a paperless international shipping option as well as a package return capability to 98 countries and territories. These services make it easier for customers to expand their businesses to new markets around the globe.

Supply Chain and Freight	4Q 2007		4Q 2006
Revenue	$2.22	B	$2.06	B
Operating profit	$82	M	($1	M)
Operating margin	3.7%		—
     Fourth quarter revenue for the segment improved 7.8% and operating profit increased $83 million over last year’s results. In a challenging heavy freight environment, UPS Freight boosted revenue by 12.2% to $525 million with less-than-truckload (LTL) shipments per day increasing 7.8%, well outpacing the market. In the Forwarding and Logistics unit, revenue increased 6.4% to $1.57 billion.
     In January, UPS Freight announced it was guaranteeing its on-time performance at no additional cost to customers using the LTL freight tariff in the continental United States. UPS also launched a simplified air freight services portfolio, including a substantially expanded express freight option with guaranteed door-to-door service. The new air freight portfolio is better aligned to meet market and customer needs, easier to access and use and streamlined for more effective selling by the sales force.
Outlook
     “While there is more uncertainty in the U.S. economy today than there was a year ago, we remain focused and confident that we will grow our global business,” said Kuehn. “No competitor can match the combination of our service portfolio, technology and integrated global network. Customers are responding well to these offerings.
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     “We anticipate the first quarter will be the most difficult of the year due to lower profitability from an early Easter and additional interest expense not yet offset by labor contract benefits,” the CFO continued. “Therefore, earnings per share for the quarter should be within the range of $0.94-to-$0.98. For the full year, we expect earnings per share to be between $4.30 and $4.50.”
     UPS (NYSE: UPS) is the world’s largest package delivery company and a global leader in supply chain and freight services. With more than a century of experience in transportation and logistics, UPS is a leading global trade expert equipped with a broad portfolio of solutions. Headquartered in Atlanta, Ga., UPS serves more than 200 countries and territories worldwide. The company can be found on the Web at UPS.com. To get UPS news direct, visit pressroom.ups.com/RSS.
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EDITOR’S NOTE: UPS Chairman and CEO Scott Davis and CFO Kurt Kuehn will discuss fourth quarter and full-year 2007 results with investors and analysts during a conference call at 8:30 a.m. EST. That call is open to listeners through a live Webcast. To access the call, go to www.shareholder.com/UPS and click on “Earnings Webcast.”
     We supplement the reporting of our financial information determined under generally accepted accounting principles (GAAP) with certain non-GAAP financial measures, including, as applicable, “as adjusted” operating profit, operating margin, pre-tax income, net income and earnings per share. We believe that these adjusted measures provide meaningful information to assist investors and analysts in understanding our financial results and assessing our prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. Furthermore, we use these adjusted financial measures to determine awards for our management personnel under our incentive compensation plans. We also provide the amount of our free cash flow to supplement our cash flow determined under GAAP. We define free cash flow as net cash from operating activities adjusted for capital expenditures, proceeds from disposals of property, plant and equipment, net change in finance receivables and other investing activities. We believe free cash flow is an important measure in assessing the generation of cash for discretionary investments and dividends.
     In the first quarter of 2007, we recorded a $221 million pre-tax impairment and obsolescence charge related to aircraft and a $68 million pre-tax charge related to cash payouts and the acceleration of stock compensation and certain retiree healthcare benefits for employees who accepted a voluntary separation opportunity. We recorded a $46 million pre-tax charge in the third quarter of 2007 related to the restructuring and disposal of certain operations in France within the Supply Chain & Freight segment. Additionally, in the fourth quarter of 2007, we recorded a $6.100 billion charge in our U.S. Domestic Package segment in connection with our withdrawal from the Central States, Southeast and Southwest Areas Pension Fund. We presented fourth quarter and full-year 2007 operating profit, operating margin, pre-tax income, net income and earnings per share excluding the impact of these items as we believe these adjusted measures better enable shareowners to focus on period-over-period operating performance. The underlying matters that produced the impairment charge, the pension withdrawal charge, and the charge related to the voluntary separation opportunity were unique, and we do not believe they are reflective of the types of charges that will affect future anticipated results. The restructuring charge reflected our exit of certain non-core lines of business in our Supply Chain & Freight operations, and we do not believe this charge is indicative of future operating results of our core forwarding, logistics and freight operations.

     Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. These adjusted financial measures should not be considered in isolation or as a substitute for GAAP operating profit, operating margin, net income and earnings per share, the most directly comparable GAAP financial measures. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the preceding reconciliations to corresponding GAAP financial measures, provide a more complete understanding of our business. We strongly encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.
     Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements, including statements regarding the intent, belief or current expectations of UPS and its management regarding the company’s strategic directions, prospects and future results, involve certain risks and uncertainties. Certain factors may cause actual results to differ materially from those contained in the forward-looking statements, including economic and other conditions in the markets in which we operate, governmental regulations, our competitive environment, strikes, work stoppages and slowdowns, increases in aviation and motor fuel prices, cyclical and seasonal fluctuations in our operating results, and other risks discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission, which discussions are incorporated herein by reference.

United Parcel Service, Inc.
Selected Financial Data — Fourth Quarter
(unaudited)

	Three Months Ended
	December 31,		Change
(amounts in millions, except per share data)	2007	2006	$	%
Statement of Income Data:
Revenue:
U.S. Domestic Package	$8,309	$8,129	$180	2.2%
International Package	2,867	2,444	423	17.3%
Supply Chain & Freight	2,216	2,055	161	7.8%

Total revenue	13,392	12,628	764	6.1%

Operating expenses:
Compensation and benefits	12,824	6,504	6,320	97.2%
Other	4,821	4,315	506	11.7%

Total operating expenses	17,645	10,819	6,826	63.1%

Operating profit (loss):
U.S. Domestic Package	(4,892)	1,296	(6,188)	N/A
International Package	557	514	43	8.4%
Supply Chain & Freight	82	(1)	83	N/A

Total operating profit (loss)	(4,253)	1,809	(6,062)	N/A

Other income (expense):
Investment income	43	15	28	186.7%
Interest expense	(83)	(55)	(28)	50.9%

Total other income (expense)	(40)	(40)	—	0.0%

Income (loss) before income taxes	(4,293)	1,769	(6,062)	N/A

Income tax expense (benefit)	(1,717)	641	(2,358)	N/A

Net income (loss)	$(2,576)	$1,128	$(3,704)	N/A

Net income (loss) as a percentage of revenue	-19.2%	8.9%

Per share amounts
Basic earnings (loss) per share	$(2.46)	$1.05	$(3.51)	N/A
Diluted earnings (loss) per share	$(2.46)	$1.04	$(3.50)	N/A

Weighted-average shares outstanding
Basic	1,047	1,076	(29)	-2.7%
Diluted	1,047	1,081	(34)	-3.1%

As adjusted income data:
Operating profit (loss):
U.S. Domestic Package (1)	$1,208	$1,296	$(88)	-6.8%
International Package	557	514	43	8.4%
Supply Chain & Freight	82	(1)	83	N/A

Total operating profit	1,847	1,809	38	2.1%

Income before income taxes (1)	$1,807	$1,769	$38	2.1%
Net income (2)	$1,196	$1,128	$68	6.0%
Basic earnings per share (2)	$1.14	$1.05	$0.09	8.6%
Diluted earnings per share (2)	$1.13	$1.04	$0.09	8.7%

(1)	Fourth quarter 2007 adjusted operating profit and income before income taxes exclude a $6.100 billion charge in the U.S. Domestic Package segment related to the withdrawal from the Central States, Southeast and Southwest Areas Pension Fund upon ratification of our national master agreement with the International Brotherhood of Teamsters.

(2)	Fourth quarter 2007 net income and earnings per share amounts exclude the after-tax impact of the pension withdrawal charge described in (1), which totaled $3.772 billion. Adjusted diluted earnings per share is based on weighted-average shares outstanding of 1.054 billion.
Certain prior year amounts have been reclassified to conform to the current year presentation.

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United Parcel Service, Inc.
Selected Operating Data — Fourth Quarter
(unaudited)

	Three Months Ended December 31,		Change
	2007	2006	$ / #	%
Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$1,735	$1,724	$11	0.6%
Deferred	983	977	6	0.6%
Ground	5,591	5,428	163	3.0%

Total U.S. Domestic Package	8,309	8,129	180	2.2%
International Package:
Domestic	614	529	85	16.1%
Export	2,076	1,757	319	18.2%
Cargo	177	158	19	12.0%

Total International Package	2,867	2,444	423	17.3%
Supply Chain & Freight:
Forwarding and Logistics	1,574	1,479	95	6.4%
Freight	525	468	57	12.2%
Other	117	108	9	8.3%

Total Supply Chain & Freight	2,216	2,055	161	7.8%

Consolidated	$13,392	$12,628	$764	6.1%

Consolidated volume (in millions)	1,079	1,074	5	0.5%

Operating weekdays	61	62

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,367	1,337	30	2.2%
Deferred	1,194	1,201	(7)	-0.6%
Ground	13,018	12,821	197	1.5%

Total U.S. Domestic Package	15,579	15,359	220	1.4%
International Package:
Domestic	1,241	1,196	45	3.8%
Export	862	768	94	12.2%

Total International Package	2,103	1,964	139	7.1%

Consolidated	17,682	17,323	359	2.1%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.81	$20.80	$0.01	0.0%
Deferred	13.50	13.12	0.38	2.9%
Ground	7.04	6.83	0.21	3.1%
Total U.S. Domestic Package	8.74	8.54	0.20	2.3%
International Package:
Domestic	8.11	7.13	0.98	13.7%
Export	39.48	36.90	2.58	7.0%
Total International Package	20.97	18.77	2.20	11.7%
Consolidated	$10.20	$9.70	$0.50	5.2%

Certain prior year amounts have been reclassified to conform to the current year presentation.

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United Parcel Service, Inc.
Selected Financial Data — Year to Date
(unaudited)

	Year Ended
	December 31,		Change
(amounts in millions, except per share data)	2007	2006	$	%
Statement of Income Data:
Revenue:
U.S. Domestic Package	$30,985	$30,456	$529	1.7%
International Package	10,281	9,089	1,192	13.1%
Supply Chain & Freight	8,426	8,002	424	5.3%

Total revenue	49,692	47,547	2,145	4.5%

Operating expenses:
Compensation and benefits	31,745	24,421	7,324	30.0%
Other	17,369	16,491	878	5.3%

Total operating expenses	49,114	40,912	8,202	20.0%

Operating profit (loss):
U.S. Domestic Package	(1,531)	4,923	(6,454)	N/A
International Package	1,831	1,710	121	7.1%
Supply Chain & Freight	278	2	276	N/A

Total operating profit	578	6,635	(6,057)	-91.3%

Other income (expense):
Investment income	99	86	13	15.1%
Interest expense	(246)	(211)	(35)	16.6%

Total other income (expense)	(147)	(125)	(22)	17.6%

Income before income taxes	431	6,510	(6,079)	-93.4%

Income tax expense (benefit)	(16)	2,308	(2,324)	N/A

Net income	$447	$4,202	$(3,755)	-89.4%

Net income as a percentage of revenue	0.9%	8.8%

Per share amounts
Basic earnings per share	$0.42	$3.87	$(3.45)	-89.1%
Diluted earnings per share	$0.42	$3.86	$(3.44)	-89.1%

Weighted average shares outstanding
Basic	1,057	1,085	(28)	-2.6%
Diluted	1,063	1,089	(26)	-2.4%

As adjusted income data:
Operating profit:
U.S. Domestic Package (1)	$4,781	$4,923	$(142)	-2.9%
International Package (1)	1,900	1,710	190	11.1%
Supply Chain and Freight (1)	332	2	330	N/A

Total operating profit	7,013	6,635	378	5.7%

Income before income taxes (1)	$6,866	$6,510	$356	5.5%
Net income (2)	$4,434	$4,202	$232	5.5%
Basic earnings per share (2)	$4.19	$3.87	$0.32	8.3%
Diluted earnings per share (2)	$4.17	$3.86	$0.31	8.0%

(1)	2007 adjusted operating profit and income before income taxes exclude the following:

- an impairment charge on Boeing 727 and 747 aircraft, and related engines and parts, of $221 million ($159 million U.S. Domestic Package and $62 million International Package), due to the acceleration of the planned retirement of these aircraft.

- a charge related to the special voluntary separation opportunity (“SVSO”), which was accepted by 195, or 30%, of the eligible employees. We recorded a charge to expense of $68 million ($53 million U.S. Domestic Package, $7 million International Package, and $8 million Supply Chain & Freight), to reflect the cash payout and the acceleration of stock compensation and certain retiree healthcare benefits under the SVSO program.

- a $46 million charge related to the restructuring and disposal of certain operations in France within the Supply Chain & Freight segment.

- a $6.100 billion charge in the U.S. Domestic Package segment related to the withdrawal from the Central States, Southeast and Southwest Areas Pension Fund upon ratification of our national master agreement with the International Brotherhood of Teamsters.

(2)	2007 net income and earnings per share amounts exclude the after-tax impact of the charges described in (1), which totaled $3.987 billion.
Certain prior year amounts have been reclassified to conform to the current year presentation.

3

United Parcel Service, Inc.
Selected Operating Data — Year to Date
(unaudited)

	Year Ended
	December 31,		Change
	2007	2006	$ / #	%
Revenue (in millions):
U.S. Domestic Package:
Next Day Air	$6,738	$6,778	$(40)	-0.6%
Deferred	3,359	3,424	(65)	-1.9%
Ground	20,888	20,254	634	3.1%

Total U.S. Domestic Package	30,985	30,456	529	1.7%
International Package:
Domestic	2,177	1,950	227	11.6%
Export	7,488	6,554	934	14.3%
Cargo	616	585	31	5.3%

Total International Package	10,281	9,089	1,192	13.1%
Supply Chain & Freight:
Forwarding and Logistics	5,911	5,681	230	4.0%
Freight	2,108	1,952	156	8.0%
Other	407	369	38	10.3%

Total Supply Chain & Freight	8,426	8,002	424	5.3%

Consolidated	$49,692	$47,547	$2,145	4.5%

Consolidated volume (in millions)	3,969	3,945	24	0.6%

Operating weekdays	252	253

Average Daily Package Volume (in thousands):
U.S. Domestic Package:
Next Day Air	1,277	1,267	10	0.8%
Deferred	974	993	(19)	-1.9%
Ground	11,606	11,537	69	0.6%

Total U.S. Domestic Package	13,857	13,797	60	0.4%

International Package:
Domestic	1,132	1,108	24	2.2%
Export	761	689	72	10.4%

Total International Package	1,893	1,797	96	5.3%

Consolidated	15,750	15,594	156	1.0%

Average Revenue Per Piece:
U.S. Domestic Package:
Next Day Air	$20.94	$21.14	$(0.20)	-0.9%
Deferred	13.69	13.63	0.06	0.4%
Ground	7.14	6.94	0.20	2.9%
Total U.S. Domestic Package	8.87	8.73	0.14	1.6%
International Package:
Domestic	7.63	6.96	0.67	9.6%
Export	39.05	37.60	1.45	3.9%
Total International Package	20.26	18.70	1.56	8.3%
Consolidated	$10.24	$9.88	$0.36	3.6%

Certain prior year amounts have been reclassified to conform to the current year presentation.

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